================================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                 SCHEDULE 14A
          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934
Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]
Check the appropriate box:
[_]  Preliminary Proxy Statement
[_]  CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                        SAGENT TECHNOLOGY, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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     Item 22(a)(2) of Schedule 14A.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
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         pursuant to Exchange Act Rule 0-11 (set forth the amount on which
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[_]  Fee paid previously with preliminary materials.
[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement
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

[LOGO] SAGENT

                            SAGENT TECHNOLOGY, INC.

                               -----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          To Be Held on May 24, 2002

To the Stockholders of Sagent Technology, Inc.:

   NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Sagent Technology, Inc., a Delaware corporation (the "Company" or "Sagent"), will be held on May 24, 2002 at 9:00 a.m. Pacific Time, at the Company's principal executive office at 800 West El Camino Real, Suite 300, Mountain View, CA 94040 for the following purposes:

    1. To elect two Class III directors for a term of three years and until their successors are duly elected and qualified;

    2. To ratify the appointment of KPMG LLP as independent public accountants for the fiscal year ending December 31, 2002;

    3. Approval of the option grant limitations in the 1998 Stock Plan for purposes of Section 162(m) of the Internal Revenue Code; and

    4. To transact such other business as may properly come before the meeting or any adjournment thereof.

   The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

   Only stockholders of record at the close of business on April 18, 2002 are entitled to notice of and to vote at the meeting.

   All stockholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, you are urged to vote, sign, date and return the enclosed Proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she previously returned a Proxy.

                                          By order of the Board of Directors of
                                          Sagent Technology, Inc.

                                          /s/ Andre Boisvert

                                          Andre Boisvert
                                          Chairman of the Board

Mountain View, California
April 24, 2002

                            SAGENT TECHNOLOGY, INC.

                               -----------------

                                PROXY STATEMENT
                    FOR 2002 ANNUAL MEETING OF STOCKHOLDERS

                               -----------------

                INFORMATION CONCERNING SOLICITATION AND VOTING

General

   The enclosed Proxy is solicited on behalf of Sagent Technology, Inc. for use at the Annual Meeting of Stockholders to be held on May 24, 2002 at 9:00 a.m., Pacific Time, or at any adjournment thereof (the "Annual Meeting"), for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at our principal executive office at 800 West El Camino Real, Suite 300, Mountain View, CA 94040. Our telephone number at that location is (650) 815-3100.

   These proxy solicitation materials were mailed on or about April 26, 2002 to all stockholders entitled to vote at the Annual Meeting.

Record Date; Outstanding Shares

   Stockholders of record at the close of business on April 18, 2002, the record date, are entitled to notice of and to vote at the Annual Meeting. At the record date, 46,245,761 shares of our common stock, $0.001 par value, were issued and outstanding. The closing price of our common stock on the record date, as reported on the Nasdaq National Market, was $0.76 per share.

Revocability of Proxies

   Any Proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to us or our transfer agent a written notice of revocation or a duly executed Proxy bearing a later date or by attending the Annual Meeting and voting in person.

Voting and Solicitation

   On all matters other than the election of directors, each share of our common stock outstanding as of April 18, 2002 has one vote. See "Election of Directors--Required Vote."

   When Proxies are properly dated, executed and returned, the shares of our common stock they represent will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares represented by proxies will be voted as follows:

  .   "FOR" the election of the nominees for directors set forth herein;

  . "FOR" the ratification of the appointment of KPMG LLP as our independent public accountants for the fiscal year ending December 31, 2002; and

  . "FOR" approval of the option grant limitations in the 1998 Stock Plan for purposes of Section 162(m) of the Internal Revenue Code.

   In addition, if other matters come before the Annual Meeting, the persons named in the accompanying Form of Proxy will vote in accordance with their best judgment with respect to such matters.

   The cost of soliciting proxies will be borne by us. We have retained the services of Mellon Investor Services to aid in the solicitation of proxies. We will reimburse Mellon Investor Services for reasonable out-of-pocket expenses. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of our directors, officers and regular employees, without additional compensation, personally or by telephone, telegram, telefax or otherwise.

Deadline for Receipt of Stockholder Proposals

   Proposals of stockholders which are intended to be presented by such stockholders at our next Annual Meeting of Stockholders to be held in May 2003 must be received by us no later than December 20, 2002 in order that they may be considered for possible inclusion in the proxy statement and form of proxy relating to that meeting.

   In addition, our bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in our proxy statement, to be brought before an annual meeting of stockholders. For nominations or other business to be properly brought before the 2003 meeting by a stockholder, such stockholder must provide written notice delivered to our Secretary no later than December 20, 2002. A copy of the full text of the bylaw provision discussed above may be obtained by writing to our Secretary. All notices of proposals by stockholders, whether or not included in the proxy materials, should be sent to Sagent Technology, Inc., 800 W. El Camino Real, Suite 300, Mountain View, CA 94040.

Quorum; Abstentions; Broker Non-Votes

   The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of common stock issued and outstanding on the record date. Shares that are voted "FOR," "AGAINST" or "ABSTAIN" on a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting with respect to such matter.

   While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, we believe that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of shares entitled to vote with respect to a matter (other than the election of directors). In the absence of controlling precedent to the contrary, we intend to treat abstentions in this manner. Accordingly, with the exception of the proposal for the election of directors, abstentions will have the same effect as a vote against the proposal. Because directors are elected by a plurality vote, abstentions in the election of directors have no impact once a quorum exists. In a 1988 Delaware case, Berlin v. Emerald Partners, the Delaware Supreme Court held that, while broker non-votes may be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of shares entitled to vote with respect to the particular proposal on which the broker has expressly not voted. Broker non-votes with respect to proposals set forth in this Proxy Statement will therefore be counted only for purposes of determining the presence or absence of a quorum and will not be considered shares entitled to vote. Accordingly, broker non-votes will not affect the determination as to whether the requisite majority of shares entitled to vote has been obtained with respect to a particular matter.

Fiscal Year End

   Our last fiscal year ended on December 31, 2001.

                                 PROPOSAL ONE

                             ELECTION OF DIRECTORS

   Our Board of Directors is divided into three classes and is currently comprised of six (6) directors. Directors are elected to serve staggered three-year terms, such that the term of one class of directors expires each year. There are currently two directors in each of Class I, Class II and Class
III. Two Class III directors will be elected at this Annual Meeting for a three-year term ending in 2005. We will vote your shares as you specify when providing your proxy. If you do not specify how you want your shares voted when you provide your proxy, we will vote them for the election of the nominees listed below. If unforeseen circumstances (such as death or disability) make it necessary for the Board of Directors to substitute another person for the nominee, we will vote your shares for that other person.

Nominees

Name of Nominee     Age                      Principal Occupation
---------------     ---                      --------------------
Ben C. Barnes...... 56  President and Chief Executive Officer, Sagent Technology, Inc.
John Zicker........ 44  President and Chief Executive Officer, Company 51, Inc.

   Set forth below are each nominee's principal occupation during the past five
(5) years. There are no family relationships among any of our directors or executive officers.

   BEN C. BARNES has served as President and Chief Executive Officer and as a member of our Board of Directors since August 2000. From January 1996 until August 2000, Mr. Barnes was the General Manager of the Global Business Intelligence Solutions unit of IBM and also a member of IBM's Senior Management Group. From June 1993 to December 1995 he was Vice President & Asst. GM of Marketing for IBM's RS6000 (UNIX) Product Division. From May 1987 until June 1993 Mr. Barnes was General Manager of Worldwide Marketing for Teradata Corp. Mr. Barnes received his B.B.A. degree from Georgia State University.

   JOHN ZICKER has been a director since our commencement of operations in June 1995 and served as Executive Vice President, Technology, and Chief Technology Officer from June 1995 through September 2000. Mr. Zicker has provided and continues to provide us with consulting services since his resignation as CTO in September 2000. In addition, Mr. Zicker has 13 years of experience in software development and image processing at NASA Ames Research Center, Lawrence Livermore Laboratories and the Stanford Linear Accelerator Center. Mr. Zicker received his B.S. degree in Electrical Engineering at the University of California at Davis and his M.S. degree in Electrical Engineering from the University of Wisconsin at Madison.

Vote Required

   If a quorum is present and voting, the two nominees for director receiving the highest number of votes will be elected to the Board of Directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum, but have no other legal effect under Delaware law. See "Information Concerning Solicitation and Voting--Quorum; Abstentions; Broker Non-Votes" above.

                THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
                 EACH OF THE CLASS III NOMINEES LISTED ABOVE.

Directors Not Standing For Election

   The members of our Board of Directors whose terms do not expire at this year's annual meeting and who therefore are not standing for election at this year's annual meeting are set forth below.

                                  Class and Year in
Name                          Age Which Term Expires                 Principal Occupation
----                          --- ------------------                 --------------------
Andre Boisvert (Chairman).... 48    Class I, 2003    Industry Consultant
Ali Jenab.................... 39    Class II, 2004   President and Chief Operating Officer, VA Software
Irv Lichtenwald.............. 46    Class II, 2004   Executive Vice President, Chief Financial Officer
                                                               and Secretary at Advent Software
Keith Maib................... 43    Class I, 2003    Chief Executive Officer, WCI Cable Group

   ANDRE BOISVERT has served on our board of directors since April 2001, and was elected Chairman of the Board in January 2002. Mr. Boisvert is currently a partner in a European holding company, Corporate Application Services Holding A/S, which owns several software and services companies throughout continental Europe, the UK and the United States. Mr. Boisvert is also a limited partner in two technology venture funds, SEITF and Ibelay. Mr. Boisvert additionally works as an independent consultant and has consulted for other high tech companies such as Microsoft and Hyperion Solutions Inc. Previously, Mr. Boisvert served as President and Chief Operating Officer of SAS Institute, Inc. from January 2000 through February 2001; Special General Partner of Southeast Interactive Technology Funds from July 1996 through December 1999 where he served as interim CEO for two of the fund's portfolio companies; and as Senior Vice President at SEER Technologies Inc, an IBM--CS First Boston joint venture, where Mr. Boisvert played a pivotal role in bringing the company public. Prior to SEER, Mr. Boisvert held several executive positions with Cognos Corporation, Wang Laboratories Inc and Oracle Corporation, where he held the position of Senior Vice President, Worldwide Marketing. Mr. Boisvert started his career in 1976 when he joined IBM Corporation and where he spent thirteen years in multiple technical, sales, marketing and senior management positions. In addition to sitting on the board of directors of Sagent, Mr. Boisvert sits on the board of several privately held companies, as well as that of VA Software (Nasdaq: LNUX).

   ALI JENAB has served on our Board of Directors since November 2001. Mr. Jenab is the President and Chief Operating Officer of VA Software (Nasdaq:
LNUX), a position he has held since February 2001. From August 2000 through February 2001, Mr. Jenab served as Senior Vice President and General Manager, Systems Division of VA Software. From 1983 through August 2000, Mr. Jenab held various positions at Amdahl Corporation, a provider of high-end integrated computing solutions. From October 1999 through August 2000, he was group president of Amdahl's technology division. From October 1998 through October 1999, Mr. Jenab was Amdahl's vice president of strategic business, and from January 1997 through October 1998, Mr. Jenab was vice president of worldwide marketing. From July 1995 through January 1997, Mr. Jenab was director of marketing at Amdahl.

   IRV H. LICHTENWALD has been a member of our Board of Directors since October 2001. Mr. Lichtenwald is the Executive Vice President, Chief Financial Officer and Secretary at Advent Software (Nasdaq: ADVS). He joined Advent in March 1995 as Chief Financial Officer. From February 1984 to March 1995, Mr. Lichtenwald served as Chief Financial Officer of Trinzic Corporation, a computer software developer, and its predecessor Aion Corporation. From February 1982 to February 1984, he served as controller of Visicorp, a computer software developer. Mr. Lichtenwald holds an M.B.A. from the University of Chicago and a B.B.A. from Saginaw Valley State College. Mr. Lichtenwald is a Certified Public Accountant.

   KEITH MAIB has been a member of our Board of Directors since July 1999. Mr. Maib is the founder and managing partner of Canterbury Court Associates, LLC, a crisis and turnaround management firm. He is currently serving as the Chief Executive Officer of WCI Cable Group. Previously, Mr. Maib was the Chief Restructuring Officer of RSL Communications Ltd.; the President, Chief Executive Officer and a Director of PennCorp Financial Group (currently known as Southwestern Life Holdings, Inc.), a life insurance holding company; Chief Financial Officer of Acordia, Inc., a property and casualty insurance broker; a partner at

Coopers & Lybrand; the Chief Operating Officer of Borland, Inc., a software manufacturer; and a partner at Price Waterhouse. Mr. Maib graduated in 1981 from the University of Kansas with a B.S. degree in Accounting.

Board Meetings and Committees

   Our Board of Directors held a total of seven (7) meetings during the last fiscal year. During the fiscal year ended December 31, 2001, no director attended fewer than 75% of the meetings of the Board of Directors or the meetings of committees, if any, upon which such director served. Certain matters approved by the Board of Directors were approved by unanimous written consent.


   The Audit Committee of the Board of Directors, which was formed in 1998, currently consists of Mr. Irv H. Lichtenwald (who serves as Chairman of the committee), Mr. Keith Maib and Mr. John Zicker. The Audit Committee reviews our annual audit and is primarily responsible for approving the services performed by our independent auditors and for reviewing and evaluating our accounting principles and our systems of internal accounting controls. The Audit Committee held a total of four (4) meetings during the last fiscal year.


   The Compensation Committee, which was formed in 1998, currently consists of Mr. Andre Boisvert (who serves as Chairman of the Committee), Mr. Ali Jenab and Mr. Keith Maib. The Compensation Committee, which generally meets in conjunction with Board meetings and as deemed necessary by the Board of Directors, reviews and approves our executive compensation policy and makes recommendations concerning our employee benefit policies. The Compensation Committee held one (1) meeting that was not in conjunction with Board meetings during the last fiscal year.

   The Nominating Committee, which was formed in 2001, currently consists of Mr. Ali Jenab (who serves as Chairman of the committee), Mr. Andre Boisvert, Mr. Ben Barnes and Mr. Irv H. Lichtenwald.

Director Compensation

  Standard Arrangements

   Directors who also serve as our employees (currently only Mr. Barnes) receive no additional or special compensation for serving as directors. Directors receive no cash fees for services provided in that capacity but are reimbursed for expenses they incur in connection with attendance at meetings.

   Options may be granted to directors under our 1999 Director Option Plan, which was approved by our stockholders in February 1999, or under our 1998 Stock Plan, which was approved by our stockholders in December 1998. The Board, in its discretion, selects directors to whom options may be granted, the time or times at which such options may be granted, the number of shares subject to each grant and the period over which such options become exercisable. All options granted to directors under the option plan contain the following provisions: the exercise price per share of common stock is 100% of the fair market value of our common stock on the date the option is granted; the term of the option may be no more than ten years from the date of grant; and the option may be exercised only while the outside director remains a director or within ninety days after the date he or she ceases to be a director or service provider to us. In the event of a merger or sale of substantially all of our assets, each option may be assumed or an equivalent option substituted by the successor corporation.


   Our policy has been to grant each non-employee member of the Board of Directors a fully-vested option to purchase 15,000 shares of our common stock each year for services rendered as director. In connection with the appointment of Messrs. Lichtenwald and Jenab in October and November of 2001, respectively, we altered this policy, granting to each of them an option to purchase 45,000 shares, one-third of which shares were immediately vested, and the two remaining thirds to vest in equal annual installments subject to their continued membership on the Board.

   During 2001, we granted options to each of our non-employee directors as follows:

                                                   Number of Date of  Exercise
 Name of Director                                   Shares    Grant    Price
 ----------------                                  --------- -------- --------
 Andre Boisvert...................................  15,000   7/17/01   $1.78
 Ali Jenab........................................  45,000   11/16/01  $1.61
 Irv Lichtenwald..................................  45,000   9/24/01   $1.28
 Keith Maib.......................................  15,000    4/4/01   $1.34
                                                    15,000   7/17/01   $1.78
 John Zicker......................................  15,000   7/17/01   $1.78

  Arrangements with Chairman

   Effective upon his appointment as Chairman in January 2002, we granted to Mr. Boisvert an option to purchase 50,000 shares of our common stock at a strike price of $1.10, the then-current market value of our common stock. The option will vest 100% on the first anniversary of his appointment as Chairman. We have also entered into a consulting agreement with Mr. Boisvert to retain his services to assist management with strategic partnerships and channel development activities. Under the consulting agreement, we are paying Mr. Boisvert a retainer of $5,000 per month.

Indemnification

   We have entered into indemnification agreements with each of our executive officers, directors and certain significant employees containing provisions that are in some respects broader than the specific indemnification provisions contained in the General Corporation Law of Delaware. These agreements provide, among other things, for indemnification of the executive officers, directors and certain significant employees in proceedings brought by third parties and in stockholder derivative suits. Each agreement also provides for advancement of expenses to the indemnified party.

Compensation Committee Interlocks and Insider Participation

   None of the members of the Compensation Committee of the Board of Directors is currently or has been one of our officers or employees at any time since our formation. During fiscal year 2001, none of our executive officers (i) served as a member of the compensation committee (or other board committee performing similar functions or, in the absence of any such committee, the board of directors) of another entity, one of whose executive officers served on our Compensation Committee, (ii) served as a director of another entity, one of whose executive officers served on our Compensation Committee, or (iii) served as a member of the compensation committee (or other board committee performing similar functions or, in the absence of any such committee, the board of directors) of another entity, one of whose executive officers served as one of our directors, except as follows:

   Mr. Boisvert is a member of the board of directors and the compensation committee of VA Software (Nasdaq: LNUX). Mr. Jenab, a member of our Board of Directors and Compensation Committee, is the President and Chief Operating Officer of VA Software.

                              EXECUTIVE OFFICERS

   In addition to Mr. Barnes, whose information is described above, set forth below are each of our other executive officers. There are no family relationships among any of our directors or executive officers.

Name                          Age                          Position
----                          ---                          --------
Steven R. Springsteel........ 44  Executive Vice President of Finance and Administration and
                                    Chief Financial Officer
John W. Peters............... 60  Senior Vice President of Sales--Americas
Richard Ghiossi.............. 48  Senior Vice President and Chief Marketing Officer
Arthur Parker................ 58  President/General Manager--Europe, Middle East and Africa
Larry Scroggins.............. 49  Senior Vice President of Business Development
John Maxwell................. 38  Senior Vice President of Sales--Asia Pacific

   STEVEN R. SPRINGSTEEL joined us as Executive Vice President, Finance and Administration, and Chief Financial Officer in November 2001. Prior to joining us, Mr. Springsteel was Chief Operating Officer and Chief Financial Officer of NOCpulse, a provider of operational support system technology to monitor and control Internet infrastructures from 2000 until 2001. He also served as Executive Vice President and Chief Financial Officer or Chordiant Software from 1996 to 2000, Vice President and Chief Financial Officer of Multipoint Networks from 1994 until 1995, and Corporate Controller of the Santa Cruz Operation
(SCO) from 1990 until 1994. Mr. Springsteel received his Bachelor in Business Administration from Cleveland State University.

   JOHN W. PETERS has served as Senior Vice President, Sales-Americas since November 11, 2000. Prior to joining us, Mr. Peters served as a Sales Director at NCR from December 1999 through November 2000 and from July 1997 through December 1999, Mr. Peters was a self-employed consultant focused on sales training. Mr. Peters also served as Vice President, Sales of HyperParallel Inc. from August 1996 through July 1997 and held various Vice President of Sales and Marketing positions at NCR from February 1983 through July 1996. Mr. Peters received a B.A. degree in English from Southern Illinois University in 1964.

   RICHARD GHIOSSI joined as Senior Vice President and Chief Marketing Officer in October 2001. Prior to joining us, Mr. Ghiossi was Vice President of Marketing for WhiteLight Systems, Inc., a leading provider of analytic applications, from 2000 until 2001 and Vice President of Marketing for General Magic Inc. from 1998 until 1999. He also held several marketing and business development management positions at Tandem, Zitel Corp., Rodenstock and Data Products Corp. from 1977 until 1997. Mr. Ghiossi received his B.S. in Electrical Engineering from California Polytechnical State University.

   ARTHUR PARKER has served as President/General Manager--Europe, Middle East and Africa, since January 2001. Prior to joining us, Mr. Parker worked at IBM, where he served most recently as Vice President, Global Business Intelligence Solutions, IBM EMEA. Mr. Parker also served as a board member of IBM UK and General Manager of IBM S/390 Server Business, IBM EMEA. Mr. Parker earned his B.S. degree from Leeds University.

   LARRY SCROGGINS has served as Senior Vice President of Business Development since January 2001. Prior to joining us, Mr. Scroggins served as the Vice President, Channel Development of Acta Technology from May 1999 through January 2001 and from June 1997 through May 1999, as the Vice President, Marketing of Cogit Corporation. Mr. Scroggins has also held executive level positions at various companies, including Casablanca Information Services, Data-Cache, and Teradata/NCR. Mr. Scroggins earned his B.S. degree in Computing Science from Texas A&M University.

   JOHN MAXWELL has served as Senior Vice President of Sales--Asia Pacific since May 1999. Prior to joining us, Mr. Maxwell held international and operational positions with Autodesk from 1995 until 1999, Director of Finance at Borland from 1994 until 1995, and executive positions at Reportsmith and Viewpoint from 1990 until 1994. Mr. Maxwell received a Bachelor in Business Administration from U.C. Berkeley and is a Certified Public Accountant.

                        EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table

   The following table sets forth information concerning compensation that we paid during the last three fiscal years to our Chief Executive Officer during fiscal 2001 and each of the four other most highly compensated executive officers (including former executive officers) whose annual salary plus bonus exceeded $100,000 during the fiscal year ended December 31, 2001.

                                                   Annual             Long-term
                                                Compensation     Compensation Awards
                                             ------------------ ---------------------
                                                                           Securities  All Other
                                                                Restricted Underlying Compensation
Name                                    Year Salary($) Bonus($) Shares(#)  Options(#)    ($)(1)
----                                    ---- --------- -------- ---------- ---------- ------------
Ben C. Barnes (2)...................... 2001  395,510       --        --    405,313     125,000
 President and Chief Executive Officer  2000  171,452       --   150,000    750,000     500,000
                                        1999       --       --        --         --          --

Jack Peters (3)........................ 2001  186,213       --        --      2,500     116,840
 Senior Vice President, Sales--Americas 2000   33,962       --        --    150,000      50,000
                                        1999       --       --        --         --          --

Arthur Parker (4)...................... 2001  229,400       --        --    303,125     487,600
 President/General Manager--Europe,     2000       --       --        --         --          --
 Middle East and Africa                 1999       --       --        --         --          --

Kenneth C. Gardner (5)................. 2001  266,483       --        --    303,750     100,000
 Former Chairman and former             2000  293,638       --        --         --          --
 Chief Executive Officer                1999  225,000   72,238        --         --          --

David N. Eliff (6)..................... 2001  190,712       --        --         --     410,781
 Former Executive Vice President and    2000  127,901       --        --    350,000          --
 Chief Financial Officer                1999       --       --        --         --          --

--------
(1) Other compensation in the form of perquisites and other personal benefits, securities or property has been omitted in those cases where the aggregate amount of such compensation is the lesser of either $50,000 or 10% of the total of annual salary and bonus for the executive officer.
(2) Mr. Barnes joined us in August 2000. In connection with his initial hiring, Mr. Barnes received, among other things, a grant of 150,000 shares, of restricted stock which, valued at the then current market price for our common stock of $11.60, had a value of $1,742,250. Mr. Barnes' "other compensation" for 2000 consisted of a $500,000 signing bonus, and his "other compensation" for 2001 consisted of $107,000 in relocation expense reimbursement and $18,000 premium paid on term life insurance.
(3) Mr. Peters joined us in November 2000. Mr. Peters' "other compensation" for 2000 consisted of a $50,000 signing bonus, and for 2001 consisted of a payment of $116,840 in commissions.
(4) Mr. Parker joined us in January 2001. Mr. Parker's "other annual compensation" for 2001 consisted of a $243,100 signing bonus and a payment of $244,500 in commissions.
(5) Mr. Gardner resigned effective December 31, 2001, the last day of the fiscal year. His 2001 "other compensation" consisted of a payment of $100,000 under his separation agreement.
(6) Mr. Eliff resigned in October 2001. His 2001 "other compensation" consisted of $410,781 in loan forgiveness.

Option Grants in Last Fiscal Year

   The following table sets forth information regarding options granted during fiscal 2001 to each of the persons named in the Summary Compensation Table. We have never granted any stock appreciation rights. All option grants listed below were made under our 1998 Stock Plan.

               Option Grants During Year Ended December 31, 2001





                                              Individual Grant                   Potential Realizable
                              -------------------------------------------------    Value at Assumed
                              Number of                                         Annual Rates of Stock
                              Securities   Percent of                           Price Appreciation for
                              Underlying Total Options    Exercise                  Option Term(3)
                               Options     Granted in      Price     Expiration ----------------------
Name                           Granted   Fiscal Year(1) ($/Share)(2)    Date       5%($)      10%($)
----                          ---------- -------------- ------------ ----------   -------    -------
Ben C. Barnes................  405,313        7.68%        $1.12     5/16/2011  285,487     723,480
Jack Peters..................    2,500        0.05%        $1.50     6/29/2011    2,358       5,977
Arthur Parker................  303,125        5.75%        $2.00     1/8/2011   381,267     966,206
Kenneth C. Gardner...........  303,750        5.76%        $1.96     4/1/2003    61,023     125,024
David N. Eliff...............       --          --            --        --           --          --

--------
(1) Based on an aggregate of 5,274,484 shares subject to options granted to employees pursuant to our 1998 Stock Option Plan, 1999 Director Plan and 2000 Non-Qualified Stock Option Plan in the fiscal year ended December 31, 2001, including shares granted to the named executive officers.
(2) All options were granted at exercise prices at the fair market value of our common stock on the date of grant.
(3) The potential realizable value is calculated based on the term of the ten-year option and assumed rates of stock appreciation of 5% and 10%, compounded annually. These assumed rates comply with the rules promulgated by the Securities and Exchange Commission and do not represent a prediction of our future stock price performance. Actual gains, if any, on stock option exercises will be dependent on the future performance of our common stock.

Aggregated Option Exercises in Fiscal 2001 and Year-End Option Values

   The following table sets forth information with respect to persons named in the Summary Compensation Table concerning exercised and unexercised options held as of December 31, 2001. Except as otherwise indicated, all options were granted under our 1998 Stock Plan.


                                                      Number of Securities      Value of Unexercised
                                                     Underlying Unexercised    In-the-Money Options at
                                Shares             Options at Fiscal Year End    Fiscal Year End(1)
                              Acquired On  Value   -------------------------- -------------------------
Name                          Exercise(#) Realized Exercisable  Unexercisable Exercisable Unexercisable
----                          ----------- -------- -----------  ------------- ----------- -------------
Ben C. Barnes................     --         --      855,313       300,000        --           --
Jack Peters..................     --         --      125,900         2,500        --           --
Arthur Parker................     --         --      142,381       160,744        --           --
Kenneth C. Gardner...........     --         --      403,750(2)         --        --           --
David N. Eliff...............     --         --      193,749(2)         --        --           --

--------

(1) Based on the $0.95 per share closing price of our common stock on December 31, 2001 (the last market trading day in 2001), none of the outstanding exercisable or unexercisable options listed were in-the-money at fiscal year-end.


(2) Mr. Gardner's and Mr. Eliff's employment terminated during the fourth quarter of 2001. The options listed have been cancelled in accordance with their terms because they were not exercised within 90 days following termination of service.

Employment Agreements and Change of Control Arrangements

   We have an executive change-of-control policy applicable to our key executives, including Messrs. Barnes, Springsteel, Peters, Ghiossi, Scroggins, Parker and Maxwell. The policy provides that options granted to key executives will be assumed upon a change of control. Furthermore, if a key executive remains an employee at the time of the change of control, the vesting of that individual's key executive options will accelerate, and our right to repurchase will lapse, as to 50% of the unvested portion of such options. If a key executive is terminated for any reason other than for cause or terminates employment for good reason during the one-year period after the date of the change of control, then the remaining unvested portion of such key executive options will accelerate and become immediately exercisable, and our right to repurchase the applicable portion of such shares will lapse.

   We have also entered into employment agreements with several of our executive officers:

  . In August 2000, we entered into an employment agreement with Ben Barnes, our President and Chief Executive Officer. The employment agreement provides that Mr. Barnes will receive, among other things, the following:
      (i) an annual base salary of not less than $425,000, (ii) annual bonuses based on performance, (iii) an annual bonus of $275,000 for 2000, (iv) a signing bonus of $500,000, (v) options to purchase 750,000 shares of common stock at an exercise price of $11.1875 per share, subject to a four-year vesting schedule, (vi) 150,000 shares of restricted common stock at $0.01 per share, subject to a four-year vesting schedule, (vii) the payment of up to three mortgage points towards the purchase of a home; (viii) an interest-free $750,000 loan for use towards the purchase of a home, which loan would be forgiven over a period of five years provided Mr. Barnes continues to be employed with us, and (ix) a $2,000,000 loan for use towards the purchase of a home bearing simple interest at a rate of 5% per year and maturing in five years. On January 2, 2002, the Board of Directors approved an amendment to Section (ix) of Mr. Barnes' employment agreement. The Company agrees to forgive $282,500 of the principal of this additional loan. As of December 31, 2001, $2,409,166 in unpaid principal and interest was outstanding under the two loans. In the event Mr. Barnes' employment is terminated without cause or terminates his employment with us for good reason, Mr. Barnes will receive the following: (i) severance pay in an amount equal to his annual base salary, (ii) the pro-rated amount of his annual bonus at targets as of the termination date, (iii) accelerated vesting of 50% of the unvested portion of his options if the termination occurs prior to August 4, 2001,
      (iv) accelerated vesting of 100% of the unvested portion of his options if the termination occurs on or after August 4, 2001, and (v) accelerated vesting of 100% of his restricted stock.

  . In May 2000, we entered into a letter agreement with David Eliff, our former Senior Vice President and Chief Financial Officer. The letter agreement provides that Mr. Eliff will receive, among other things, a $400,000 loan for use towards the purchase of a home, bearing interest at a rate of 7.5% per year and maturing in five years. As of December 31, 2001, $125,781 in unpaid principal and interest was outstanding under the loan.

  . In November 2000, we entered into a letter agreement with John W. Peters, our Senior Vice President, Sales--Americas. The letter agreement provides that Mr. Peters will receive, among other things, (i) an annual base salary of $200,000, (ii) an annual bonus of $400,000 based on the achievement of revenue targets, (iii) a signing bonus of $50,000, (iv) options to purchase 150,000 shares of common stock, subject to a four-year vesting schedule, (v) a lump sum payment equal to his annual base salary in the event we undergo a change of control and his position is eliminated and another position of equivalent rank is not available, and (vi) severance pay equal to his annual base salary in the event he is terminated without cause.

  . In January 2001, we entered into a letter agreement with Robert L. Flynn, our Senior Vice President, Marketing and Strategy. The letter agreement provides that Mr. Flynn will receive, among other things, (i) an annual base salary of $200,000, (ii) an annual bonus of $100,000 based on achievement of milestones, (iii) options to purchase 150,000 shares of common stock at an exercise price of $2.063 per share, subject to a four-year vesting schedule, and (iv) severance pay equal to 50% of his annual base salary in the event we undergo a change of control and his position is eliminated.

  . In January 2001, we entered into a service agreement with Arthur Parker, our President/General Manager--Europe, Middle East and Africa. The service agreement provides, among other things, that Mr. Parker: (i) will be employed with us for a term of at least 17 months, unless terminated earlier by us or Mr. Parker upon at least three months' notice, subject to exceptions based on terminations for cause or disability, (ii) will receive an annual base salary of $250,000, (ii) will receive a quarterly bonus based on revenues recognized for Europe, Middle East and Africa, and (iii) will receive a signing bonus of $250,000, which amount will be repaid to us in the event Mr. Parker resigns prior to December 31, 2001. In addition, the service agreement provides that (i) in the event we undergo a change of control and Mr. Parker is subsequently terminated for reasons other than cause or terminates his employment with us for good reason, he will receive a severance payment of $400,000 and (ii) in the event Mr. Parker is terminated for reasons other than cause, he will receive a severance payment equal to his annual base salary, plus other amounts to compensate Mr. Parker for the loss of other contractual benefits such as bonus and insurance.

  . In January 2001, we entered into a letter agreement with Larry Scroggins, our Senior Vice President, Business Development. The letter agreement provides, among other things, that Mr. Scroggins will receive the following: (i) an annual base salary of $200,000, (ii) an annual bonus of $100,000 based on the achievement of revenue targets, (iii) options to purchase 120,000 shares of common stock at an exercise price of $2.063 per share, subject to a two-year vesting schedule, and (iv) severance pay equal to six month's salary in the event that a job of similar kind and compensation is not available to him following a change of control.

  . In October 2001, we entered into a letter agreement with Richard Ghiossi, our Senior Vice President and Chief Marketing Officer. The letter agreement provides, among other things, that Mr. Ghiossi will receive the following: (i) an annual base salary of $175,000, (ii) an annual bonus of $87,500 based on the achievement of revenue targets, (iii) options to purchase 150,000 shares of common stock at an exercise price of $0.73 per share, subject to a four-year vesting schedule, and (iv) severance pay equal to six month's salary in the event that a job of similar kind and compensation is not available to him following a change of control.

  . In November 2001, we entered into a letter agreement with Steve Springsteel, our Executive Vice President, Finance and Administration, and Chief Financial Officer. The letter agreement, as amended, provides, among other things, that Mr. Springsteel will receive the following: (i) an annual base salary of $220,000, (ii) an annual bonus of $110,000 based on the achievement of certain objectives, (iii) options to purchase 250,000 shares of common stock at an exercise price of $0.73 per share, subject to a four-year vesting schedule, and (iv) severance pay equal to six months' salary and bonus in the event that a job of similar kind and compensation is not available to him following a change of control.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Such executive officers, directors and ten-percent stockholders are also required by SEC rules to furnish us with copies of all forms that they file pursuant to Section 16(a). Based solely on our review of copies of such forms we received, or on written representations from certain reporting persons that no other reports were required for such persons, we believe that, during the last fiscal year all of the Section 16(a) filing requirements applicable to its executive officers, directors and 10% stockholders were complied with.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   Other than the director and executive officer compensation arrangements described above and the transactions described below, there has not been since the beginning of our last fiscal year, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party, in which the amount involved exceeds $60,000, and in which any director, executive officer, holder of more than 5% of our common stock or any member of the immediate family of any of these people had or will have a direct or indirect material interest.

   During 2001, we retained Mr. Boisvert, our Chairman and a member of our Board of Directors, as a consultant to evaluate our ability to "go to market readiness" for 2002. Mr. Boisvert delivered his findings and recommendations to the Board of Directors in January 2002. For these services, we paid Mr. Boisvert $50,000, plus reimbursement of travel expenses. In January 2002, we entered into a consulting agreement with Mr. Boisvert to assist management with strategic partnerships and channel development activities. We are paying Mr. Boisvert a retainer of $5,000 per month under this agreement. These arrangements were approved by the Board of Directors, excluding Mr. Boisvert.

   Mr. Irv Lichtenwald, the Executive Vice President and Chief Financial Officer of Advent Software (Nasdaq: ADVS), joined our Board of Directors in October 2001. We have had a commercial relationship with Advent Software since December 1997, when we entered into an OEM/Reseller agreement with Advent Software. Under the OEM agreement, as most recently amended in March 2002, Advent has the right to sell Sagent software products to their customers in connection with the sale of their own products, in exchange for the payment of certain fees and royalties.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   To our knowledge, the following table sets forth certain information with respect to beneficial ownership of our common stock, as of April 18, 2002, for:

  . each person whom we know beneficially owns more than 5% of our outstanding common stock;

  .   each of our directors;

  . each of the executive officers (including former officers) named in the Summary Compensation Table (the "named executives"); and

  .   our directors, named executives and other executive officers as a group.

   Unless otherwise indicated, the address of each of the stockholders below is c/o Sagent Technology, Inc., 800 West El Camino Real, Suite 300, Mountain View, California 94040. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock shown held by them. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes shares of common stock underlying options or warrants held by such person that are exercisable within 60 calendar days of April 18, 2002, but excludes shares of common stock underlying options or warrants held by any other person. Percentage of beneficial ownership is based on 46,245,761 shares of common stock outstanding as of April 18, 2002.

                                                        Number of Shares  Percentage of
                                                       Beneficially Owned   Ownership
                                                       ------------------ -------------
5% Stockholders:
Entities affiliated with Castle Rock Partners.........     2,897,351           6.3%
  101 Park Avenue, 6th Floor
  New York, NY 10178
Directors and Executive Officers:
Ben C. Barnes.........................................     1,005,311           2.2%
John W. Peters........................................       121,250             *
Arthur Parker.........................................       142,381             *
Andre Boisvert........................................        15,000             *
Ali Jenab.............................................        30,000             *
Irv Lichtenwald.......................................        80,000             *
Keith Maib............................................        65,000             *
John Zicker...........................................       731,000           1.6%
Kenneth C. Gardner....................................       500,649           1.1%
David N. Eliff........................................       193,749             *
All officers and directors as a group (14 persons)....     3,093,495           6.7%

--------
*  Less than 1%.

        REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

   The Compensation Committee of the Board of Directors establishes our general compensation policies as well as the compensation plans and specific compensation levels for executive officers. It also administers our employee stock benefit plan for executive officers. The Compensation Committee is currently composed of independent, non-employee directors who, except as disclosed under "Compensation Committee Interlocks and Insider Participation," have no interlocking relationships as defined by the Securities and Exchange Commission.

   The Compensation Committee believes that the compensation of the executive officers, including that of the Chief Executive Officer, should be influenced by our performance. The Committee establishes the salaries and bonuses of all of the executive officers by considering (i) our financial performance for the past year, (ii) the achievement of certain objectives related to the particular executive officer's area of responsibility, (iii) the salaries and bonuses of executive officers in similar positions of comparably-sized companies and (iv) the relationship between revenue and executive officer compensation. The Committee believes that our executive officer salaries and bonuses in the last fiscal year were comparable in the industry for similarly-sized businesses.

   In addition to salary and bonus, the Committee, from time to time, grants options to executive officers. The Committee thus views option grants as an important component of its long-term, performance-based compensation philosophy. Since the value of an option bears a direct relationship to our stock price, the Committee believes that options motivate executive officers to manage the company in a manner that will also benefit shareholders. As such, options are granted at the current market price. And one of the principal factors considered in granting options to an executive officer is the executive officer's ability to influence our long-term growth and profitability.

                                          Compensation Committee of the
                                          Board of Directors

                                          Andre Boisvert
                                          Ali Jenab
                                          Keith Maib

THE FOREGOING COMPENSATION COMMITTEE REPORT SHALL NOT BE DEEMED TO BE "SOLICITING MATERIAL" OR TO BE FILED WITH THE SEC, NOR SHALL SUCH INFORMATION BE INCORPORATED BY REFERENCE INTO ANY PAST OR FUTURE FILING UNDER THE SECURITIES ACT OR THE EXCHANGE ACT, EXCEPT TO THE EXTENT THE COMPANY SPECIFICALLY INCORPORATES IT BY REFERENCE INTO SUCH FILING.

                                 PROPOSAL TWO

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

   The Board of Directors has selected KPMG LLP, independent public accountants, to audit our financial statements for the fiscal year ending December 31, 2002. The Board unanimously recommends that stockholders vote for the ratification of this appointments.

   The decision of the Board to appoint KPMG LLP was based on the recommendation of the Audit Committee. Before making its recommendation to the Board, the Audit Committee carefully considered that firm's qualifications as independent auditors. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established, and any issues raised by the most recent quality control review of the firm; as well as its reputation for integrity and competence in the field of accounting and auditing. The Audit Committee's review also included matters required to be considered under the SEC's Rules on Auditor Independence, including the nature and extent of non-audit services, to ensure that they will not impair the independence of the accountants. The Audit Committee expressed its satisfaction with KPMG LLP in all of these respects.

   Although ratification by stockholders is not required by law, the Board has determined that it is desirable to request approval of this selection by the stockholders. Notwithstanding its selection, the Board, in its discretion, may appoint new independent auditors at any time during the year if the Board believes that such a change would be in the best interest of Sagent Technologies and its stockholders. If the stockholders do not ratify the appointment of KPMG LLP, the Board may reconsider its selection.

   KPMG LLP audited our financial statements for the year ended December 31, 2001. A representative of KPMG LLP is expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement if he or she so desires.

Audit and Related Fees

  Audit Fees

   The aggregate fees billed by KPMG LLP for professional services for the audit of our annual consolidated financial statements for fiscal 2001 and the review of the consolidated financial statements included in our Forms 10-Q for fiscal 2001 were $493,255.

  Financial Information Systems Design and Implementation Fees

   There were no services rendered nor fees billed by KPMG LLP for financial information systems design and implementation for fiscal 2001.

  All Other Fees

   The aggregate fees billed to us for all other services rendered by KPMG LLP and its foreign affiliates for fiscal 2001 were $294,591. These other services included tax planning and preparation, services relating to securities registration statements, and assistance with our restatement of results during 2001.

   The Audit Committee has determined that the provision of services rendered above for all other fees is compatible with maintaining KPMG LLP's independence.

Vote Required

   If a quorum is present, the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting will be required to ratify the appointment of KPMG LLP as our independent public accountants. Abstentions will have the effect of a vote "against" the ratification. Broker non-votes will have no effect on the outcome of the vote.

              THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE
          RATIFICATION OF KPMG LLP AS INDEPENDENT PUBLIC ACCOUNTANTS.

            REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

   The Audit Committee of our Board of Directors serves as the representative of the Board for general oversight of our financial accounting and reporting process, system of internal control, audit process, and process for monitoring compliance with laws and regulations and our Standards of Business Conduct. Our management has primary responsibility for preparing our financial statements and our financial reporting process. Our independent accountants, KPMG, LLP, are responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles.


   The Audit Committee currently consists of Mr. Lichtenwald, Mr. Maib and Mr. Zicker. Mr. Licthenwald was appointed to the Committee in October 2001. Each of the members of the Audit Committee is "independent" as required by the listing standards of the Nasdaq National Market. The Audit Committee hereby reports as follows:


      1. The Audit Committee has reviewed and discussed the audited financial statements with our management and independent accountants.

      2. The Audit Committee has discussed with the independent accountants the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standard, AU 380).

      3. The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standards No. 1, Independence Discussions with Audit Committees) and has discussed with the independent accountants the independent accountants' independence.

      4. Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to our Board of Directors, and our Board of Directors has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, for filing with the Securities and Exchange Commission.

   Each of the members of the Audit Committee is independent as defined under the Nasdaq rules.

   The undersigned members of the Audit Committee have submitted this Report to the Board of Directors.

                                          Audit Committee of the
                                          Board of Directors



                                          Irv H. Lichtenwald
                                          Keith Maib

                                          John Zicker


THE FOREGOING AUDIT COMMITTEE REPORT SHALL NOT BE DEEMED TO BE "SOLICITING MATERIAL" OR TO BE FILED WITH THE SEC, NOR SHALL SUCH INFORMATION BE INCORPORATED BY REFERENCE INTO ANY PAST OR FUTURE FILING UNDER THE SECURITIES ACT OR THE EXCHANGE ACT, EXCEPT TO THE EXTENT THE COMPANY SPECIFICALLY INCORPORATES IT BY REFERENCE INTO SUCH FILING.

                            STOCK PERFORMANCE GRAPH

   The following graph compares the cumulative total return to stockholders on our common stock with the cumulative total return of the Nasdaq Stock Market Composite Index-U.S. and the JP Morgan H&Q Technology Index. The graph assumes that $100 was invested on April 13, 1999, the date of our initial public offering, in our common stock and in the indices shown below, including reinvestment of dividends. No dividends have been declared or paid on our common stock. Historic stock price performance is not necessarily indicative of future stock price performance.

                                    [CHART]

                  SAGENT TECHNOLOGY, INC.     NASDAQ STOCK MARKET (U.S.)       JP MORGAN H&Q TECHNOLOGY
 4/13/1999               $100.00                      $100.00                          $100.00
 6/99                      95.83                       104.21                           113.98
 9/99                     104.86                       106.80                           120.58
12/99                     332.64                       157.86                           197.35
 3/00                     320.14                       177.22                           222.62
 6/00                     158.33                       154.10                           199.96
 9/00                      84.03                       141.80                           196.32
12/00                      15.28                        94.95                           127.58
 3/01                      19.44                        70.88                            89.22
 6/01                      16.67                        83.54                            99.45
 9/01                      14.44                        57.96                            65.14
12/01                      10.56                        75.34                            88.19


THE INFORMATION CONTAINED IN THE STOCK PERFORMANCE GRAPH SHALL NOT BE DEEMED TO BE "SOLICITING MATERIAL" OR TO BE FILED WITH THE SEC, NOR SHALL SUCH INFORMATION BE INCORPORATED BY REFERENCE INTO ANY FUTURE FILING UNDER THE SECURITIES ACT OR THE EXCHANGE ACT, EXCEPT TO THE EXTENT THE COMPANY SPECIFICALLY INCORPORATES IT BY REFERENCE INTO SUCH FILING

                                PROPOSAL THREE

   APPROVAL OF THE OPTION PLAN LIMITATIONS CONTAINED IN THE 1998 STOCK PLAN
          FOR PURPOSES OF SECTION 162(m) OF THE INTERNAL REVENUE CODE

General

   We are asking you to approve the option grant limitations contained in the 1998 Stock Plan. We are asking for this approval so that we may deduct for federal income tax purposes compensation in excess of $1 million that may be paid to certain of our executive officers in any single year. Compensation includes cash compensation as well as gains associated with the exercise of stock options pursuant to the 1998 Stock Plan.

   The 1998 Stock Plan was adopted by the Board of Directors in December 1998, and was approved by the stockholders in December 1998. This proposal does not cause any changes to the existing 1998 Stock Plan. This proposal simply allows us to take tax deductions associated with executive compensation, of which stock option gains are a significant component.

   Options granted under the 1998 Stock Plan are designed to qualify as "performance-based" compensation within the meaning of Section 162(m) of the Internal Revenue Code. Pursuant to Section 162(m), we generally may not deduct for federal income tax purposes compensation paid to our Chief Executive Officer or our four highest paid executive officers to the extent that any of these persons receive more than $1 million in compensation in any single year. However, if the compensation qualifies as "performance-based" for
Section 162(m) purposes, we may deduct for federal income tax purposes the compensation paid even if such compensation exceeds $1 million in a single year. For the options granted under the 1998 Stock Plan to qualify as "performance-based" compensation under Section 162(m), stockholders must approve the option grant limitations contained within the 1998 Stock Plan within three years following the year of our initial public offering.

   A favorable vote for this proposal will allow us to continue to deduct executive compensation in excess of $1 million and provide us with potentially significant future tax benefits and associated cash flows. [We have taken historical tax deductions for executive compensation in excess of $1 million in contemplation of stockholder approval of Section 162(m) option grant limitations within the allowable time period.] An unfavorable vote for this proposal would disallow those historical tax deductions, reduce our net operating loss carry forward, and disallow any future tax deductions for executive compensation in excess of $1 million.

Vote Required

   If a quorum is present, the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting will be required to approve the option grant limitations in the 1998 Stock Plan. Abstentions will have the effect of a vote "against" the option grant limitation in the 1998 Stock Plan. Broker non-votes will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE OPTION GRANT LIMITATIONS CONTAINED IN THE 1998 STOCK PLAN FOR PURPOSES OF SECTION 162(m) OF
                          THE INTERNAL REVENUE CODE.

  Summary of the 1998 Stock Plan

General

   The purpose of the 1998 Stock Plan is to attract and retain the best available personnel for positions of substantial responsibility with us, to provide additional incentive to our employees, directors and consultants and to promote the success of our business. Options and stock purchase rights may be granted under the 1998 Stock

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

Plan. Options granted under the 1998 Stock Plan may be either "incentive stock options," as defined in Section 422 of the Internal Revenue Code, or nonstatutory stock options.

Administration

   The 1998 Stock Plan may be generally administered by our Board of Directors or by a committee appointed by our Board of Directors, referred to as the "Administrator."

Eligibility; Limitations

   Nonstatutory stock options and stock purchase rights may be granted only to employees. The Administrator, in its discretion, selects the employees, directors and consultants to whom options and stock purchase rights may be granted, the time or times at which such options and stock purchase rights shall be granted, and the number of shares subject to each such grant.

   Section 162(m) of the Internal Revenue Code places limits on the deductibility for federal income tax purposes of compensation paid to certain of our executive officers. In order to preserve our flexibility to deduct compensation income associated with options and stock purchase rights granted to such persons, the 1998 Stock Plan provides that no employee, director or consultant may be granted, in any fiscal year, options and stock purchase rights to purchase more than 2,000,000 shares of our common stock. Notwithstanding this limit, in connection with an individual's initial employment with us, an employee, director or consultant may be granted options or stock purchase rights to purchase up to an additional 2,000,000 shares of our common stock.

Terms and Conditions of Options

   Each option is evidenced by a stock option agreement between us and the optionee, and is subject to the following additional terms and conditions:

  . Exercise Price. The Administrator determines the exercise price of options at the time the options are granted. The exercise price of an incentive stock option may not be less than 100% of the fair market value of our common stock on the date such option is granted; provided, however, the exercise price of an incentive stock option granted to a 10% stockholder may not be less than 110% of the fair market value of our common stock on the date such option is granted. The fair market value of our common stock is generally determined with reference to the closing sale price for our common stock (or the closing bid if no sales were reported) on the last market trading day prior to the date the option is granted.

  . Exercise of Option; Form of Consideration. The Administrator determines when options become exercisable, and may in its discretion, accelerate the vesting of any outstanding option. Stock options granted under the 1998 Stock Plan generally vest and become exercisable over four years. The means of payment for shares issued upon exercise of an option is specified in each option agreement. The 1998 Stock Plan permits payment to be made by cash, check, promissory note, other shares of our common stock (with some restrictions), cashless exercises, a reduction in the amount of liability to the optionee, any form of consideration permitted by applicable law, or any combination thereof.

  . Term of Option. The term of an incentive stock option may be no more than ten years from the date of grant; provided that in the case of an incentive stock option granted to a 10% stockholder, the term of the option may be no more than five years from the date of grant. No option may be exercised after the expiration of its term.

  . Termination of Employment. If an optionee's employment or consulting relationship terminates for any reason (other than death or disability), then all options held by the optionee under the 1998 Stock Plan generally expire on the earlier of the date set forth in his or her notice of grantor the expiration date of such option. To the extent the option is exercisable at the time of such termination, the optionee may exercise all or part of his or her option at any time before termination.

  . Death or Disability. If an optionee's employment or consulting relationship terminates as a result of death or disability, then all options held by such optionee under the 1998 Stock Plan generally expire on the earlier of 12 months from the date of such termination or the expiration date of such option. The optionee (or the optionee's estate or the person who acquires the right to exercise the option by bequest or inheritance), may exercise all or part of the option at any time before such expiration to the extent that the option was exercisable at the time of termination.

  . Nontransferability of Options. Unless determined otherwise by the Administrator, options granted under the 1998 Stock Plan are not transferable other than by will or the laws of descent and distribution, and may be exercised during the optionee's lifetime only by the optionee.

  . Other Provisions. The stock option agreement may contain other terms, provisions and conditions not inconsistent with the 1998 Stock Plan as may be determined by the Administrator.

Stock Purchase Rights

   In the case of stock purchase rights, unless the Administrator determines otherwise, a restricted stock purchase agreement shall grant us a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment with us for any reason (including death or disability). The purchase price for unvested shares repurchased pursuant to the restricted stock purchase agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to us. The repurchase option shall lapse at a rate determined by the Administrator.

Adjustments Upon Changes in Capitalization

   In the event that our common stock changes by reason of any stock split, reverse stock split, stock dividend, combination, reclassification or other similar change in our capital structure effected without the receipt of consideration, appropriate adjustments shall be made in the number and class of shares of stock subject to the 1998 Stock Plan, the number and class of shares of stock subject to any option or stock purchase right outstanding under the 1998 Stock Plan, and the exercise price of any such outstanding option or stock purchase right.

   In the event of a liquidation or dissolution, any unexercised options or stock purchase rights will terminate. The Administrator may, in its discretion provide that each optionee shall have the right to exercise all of the optionee's options and stock purchase rights, including those not otherwise exercisable, until the date ten (10) days prior to the consummation of the liquidation or dissolution.

   In connection with any merger, consolidation, acquisition of assets or like occurrence involving the Company, each outstanding option or stock purchase right shall be assumed or an equivalent option or right substituted by the successor corporation. If the successor corporation refuses to assume the options and stock purchase rights or to substitute substantially equivalent options and stock purchase rights, the optionee shall have the right to exercise the option or stock purchase right as to all the optioned stock, including shares not otherwise exercisable. In such event, the Administrator shall notify the optionee that the option or stock purchase right is fully exercisable for fifteen (15) days from the date of such notice and that the option or stock purchase right terminates upon expiration of such period.

Amendment and Termination of the 1998 Stock Plan

   Our Board of Directors may amend, alter, suspend or terminate the 1998 Stock Plan, or any part thereof, at any time and for any reason. However, we will obtain stockholder approval for any amendment to the 1998 Stock

Plan to the extent necessary to comply with Section 162(m) and Section 422 of the Code, or any similar rule or statute. No such action by our Board of Directors or stockholders may alter or impair any option or stock purchase right previously granted under the 1998 Stock Plan without the written consent of the optionee. Unless terminated earlier, the 1998 Stock Plan shall terminate ten years from the date of its original approval by our Board of Directors or the date of this increase in the number of shares reserved for issuance under the 1998 Stock Plan, whichever is later.

Federal Income Tax Consequences

  Incentive Stock Options

   An optionee who is granted an incentive stock option does not recognize taxable income at the time the option is granted or upon its exercise, although the exercise may subject the optionee to the alternative minimum tax. Upon a disposition of the shares more than two years after grant of the option and one year after exercise of the option, any gain or loss is treated as long-term capital gain or loss. Net capital gains on shares held for more than 12 months are currently capped at 20%. Capital losses are allowed in full against capital gains and up to $3,000 against other income. If these holding periods are not satisfied, the optionee recognizes ordinary income at the time of disposition equal to the difference between the exercise price and the lower of the fair market value of the shares at the date of the option exercise or the sale price of the shares. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income is treated as long-term or short-term capital gain or loss, depending on the holding period. We are entitled to a deduction in the same amount as the ordinary income recognized by the optionee.

  Nonstatutory Stock Options

   An optionee does not recognize any taxable income at the time he or she is granted a nonstatutory stock option. Upon exercise, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares over the exercise price. Any taxable income recognized in connection with an option exercise by one of our employees is subject to tax withholding. We are entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Upon a disposition of such shares by the optionee, any difference between the sale price and the optionee's exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period. Net capital gains on shares held for more than 12 months are currently capped at 20%. Capital losses are allowed in full against capital gains and up to $3,000 against other income.

  Stock Purchase Rights

   Stock purchase rights will generally be taxed in the same manner as nonstatutory stock options. However, restricted stock is generally purchased upon the exercise of a stock purchase right. At the time of purchase, restricted stock is subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code. As a result, the purchaser will not recognize ordinary income at the time of purchase. Instead, the purchaser will recognize ordinary income on the dates when a stock ceases to be subject to a substantial risk of forfeiture. The stock will generally cease to be subject to a substantial risk of forfeiture when it is not longer subject to our right to repurchase the stock upon the purchaser's termination of employment with us. At such times, the purchaser will recognize ordinary income measured as the difference between the purchase price and the fair market value of the stock on the date the stock is no longer subject to a substantial risk of forfeiture.

   The purchaser may accelerate to the date of purchase his or her recognition of ordinary income, if any, and the beginning of any capital gain holding period by timely filing an election pursuant to Section 83(b) of the Code. In such event, the ordinary income recognized, if any, is measured as the difference between the purchase price and the fair market value of the stock on the date of purchase, and the capital gain holding period commences on such date. The ordinary income recognized by a purchaser who is an employee will be subject to tax withholding.

   THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON OPTIONEES, HOLDERS OF STOCK PURCHASE RIGHTS, AND US WITH RESPECT TO THE GRANT AND EXERCISE OF OPTIONS AND STOCK PURCHASE RIGHTS UNDER THE 1998 STOCK PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF THE EMPLOYEE'S OR CONSULTANT'S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE EMPLOYEE OR CONSULTANT MAY RESIDE.

                                 OTHER MATTERS

   The Board of Directors does not know of any other matters to be presented at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend.

   It is important that your shares be represented at the meeting, regardless of the number of shares that you hold. You are, therefore, urged to execute and return, at your earliest convenience, the accompanying proxy in the envelope that has been enclosed.

                                          By order of the Board of
                                          Directors of Sagent Technology, Inc.

                                          /s/ Andre Boisvert

                                          Andre Boisvert
                                          Chairman of the Board

Mountain View, California
Dated: April 24, 2002

                             SAGENT TECHNOLOGY, INC.

             PROXY FOR ANNUAL MEETING OF STOCKHOLDERS - May 24, 2001

  (This proxy is solicited on behalf of the Board of Directors of the Company)

The undersigned stockholder of Sagent Technology, Inc., a Delaware Corporation (the "Company") acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 24, 2002, and the 2001 SEC Form 10-K and appoints Ben Barnes and David N. Eliff, and each of them proxies and attorneys-in-fact, with full power to each of substitution on behalf and in the name of the undersigned, to represent the undersigned at the 2001 Annual Meeting of Stockholders of the Company to be held on May 24, 2002 at [9:00 a.m.] (Pacific Time) at 800 West El Camino Real, Suite 300, Mountain View, CA 94040, any adjournment thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, or the matters set forth on the reverse side:


                      TO ASSURE YOUR REPRESENTATION AT THE
                      ANNUAL MEETING, PLEASE MARK, SIGN AND
                               DATE THIS PROXY AND
                            RETURN IT PROMPTLY IN THE
                               ENCLOSED ENVELOPE.

                  (Continued and to be signed on reverse side.)


                             SAGENT TECHNOLOGY, INC.

   PLEASE MARK VOTE IN SQUARE IN THE FOLLOWING MANNER USING DARK INK ONLY. [X]

1.   ELECTION OF DIRECTORS

     The election of the following persons as Class III directors of the Company to Serve for a term of three years and until their successors shall be duly elected and qualified

           FOR ALL               WITHHOLD ALL           FOR BOTH
                                                        (Except
                                                       Nominee(s)
                                                        written
                                                         below)
             [_]                     [_]                  [_]

Nominees:   01 John Zicker
            02 Ben C. Barnes

Instruction: To withhold authority to vote for an individual nominee, write that nominee's name on the space provided below.

--------------------------------------------------------------------------------

2. To ratify the appointment of KPMG LLP as independent public accountants for the fiscal year ending December 31, 2002.

            FOR                    AGAINST              ABSTAIN
            [_]                      [_]                  [_]

3. To approve the option plan limitations contained in the 1998 Stock Plan for purposes of Section 162(m) of the Internal Revenue Code.

            FOR                    AGAINST              ABSTAIN
            [_]                      [_]                  [_]

I plan to attend the meeting:    Yes _____    No _____

The shares represented by this proxy will be voted in accordance with the specification made. If no specification is made, the shares represented by this proxy will be voted for each of the above persons and proposals, and for or against such other matters as may properly come before the meeting as the proxyholders deem advisable.

Signature(s)_____________________________        Dated:  _________________, 2002

            _____________________________

Sign exactly as your name(s) appear on the stock certificate. A corporation is requested to sign its name by its President or other authorized officer, with the office held designated. Executors, administrators, trustees, etc., are requested to so indicate when signing, if stock is registered in two names, both should sign.